Exhibit 10.4

PROMISSORY NOTE

$75,000,000.00	, 2020

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, Bluegreen Vacations Holding Corporation (formerly BBX Capital Corporation), a Florida corporation (“Maker”), promises to pay to the order of BBX Capital, Inc., a Florida corporation (“Holder”), without setoff, the principal sum of Seventy-Five Million Dollars ($75,000,000.00) (the “Principal”), plus interest on the Principal from time to time remaining unpaid, commencing on the date first set forth above (the “Effective Date”) and, subject to Section 1(b), calculated at a fixed rate of six percent (6%) per annum (computed on the basis of a 360-day year of 12 consecutive, 30-day months for the number of days actually elapsed) (collectively with interest on the Principal and any interest accruing pursuant to Section 1(b), “Interest”), and payable as hereinafter set forth. This Promissory Note constitutes the “Promissory Note” referred to in the Separation and Distribution Agreement dated                         , 2020 by and among Maker, on the one hand, and Holder or its predecessor, on the other hand (the “Separation Agreement”).

1.    Payments.

(a)    Subject to Section 1(b) below, payments of Interest shall be paid by Maker to Holder on the first day of each calendar quarter (each such date, a “Payment Date”) until all unpaid Principal and accrued Interest is paid in full. The first Payment Date shall be January 1, 2021.

(b)    Maker shall have the right, by providing written notice to Holder at least thirty (30) days prior to any Payment Date, to defer payment of Interest otherwise payable on such Payment Date (each, a “Deferred Payment”). In the event of such a deferral, commencing on the applicable Payment Date and continuing until all payments of Interest and Deferred Payments, are brought current and paid to Holder, Interest on the outstanding balance shall accrue at a fixed rate of eight percent (8%), compounded quarterly. Payments of Interest hereunder shall be applied first against accrued and unpaid Deferred Payments and then against accrued and unpaid interest on the Principal.

(c)    Maker shall repay in full to Holder all unpaid Principal and accrued and unpaid Interest, including any Deferred Payments, on the fifth (5th) anniversary of the Effective Date.

(d)    Maker shall have the right at any time and from time to time to prepay amounts outstanding hereunder, in whole or in part, without premium or penalty. In addition, in the event of a Bluegreen Sale (as defined below), then Maker shall provide prompt written notice thereof to Holder and Holder may, by written demand delivered to Maker within thirty (30) days after its receipt of the above-described written notice from Maker, require Maker to promptly (but in no event later than two business days) prepay all amounts outstanding hereunder. For purposes hereof, a “Bluegreen Sale” means a sale to an unaffiliated third party of all or substantially all of (i) the assets of Bluegreen Vacations Corporation (“Bluegreen”), (ii) the outstanding shares of Bluegreen’s common stock or (iii) the shares of Bluegreen’s common stock held by Maker or its subsidiary (in each case, whether by a purchase and sale transaction, merger, consolidation or other similar business combination transaction). Prepayments, whether voluntary or mandatory, shall first be applied first against accrued and unpaid Deferred Payments, then against accrued and unpaid interest on the Principal, and thereafter applied to the Principal hereunder.

(e)    All payments made to Holder hereunder shall be made: (i) in immediately available funds of lawful money of the United States of America; and (ii) to Holder at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, or at such other place as Holder may from time to time designate to Maker in writing (including, without limitation, by automatic deposit or wire transfer to an account designated in writing by Holder).

2.    Authority. Maker represents that (a) it has full power and authority to execute, deliver and perform its obligations hereunder, (b) that the person executing this Promissory Note on its behalf has been duly authorized by Maker to so execute this Promissory Note, (c) subject to the completion of the Distribution (as defined in the Separation Agreement) in accordance with the Separation Agreement, this Promissory Note will constitute the valid and binding obligation of Maker, and (d) that this Promissory Note does not conflict with, or constitute any default under, any agreement or instrument binding upon Maker.

3.    Events of Default. Maker shall be in default hereunder (each, a “Default”) if: (a) Maker shall be adjudicated as bankrupt or insolvent, or admits in writing its inability to pay its debts as they mature, or makes a general assignment for the benefit of creditors; (b) Maker shall apply for or consent to the appointment of a receiver, trustee, or similar officer for Maker or for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of Maker and such appointment shall continue undischarged for a period of sixty (60) days; (c) Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Maker under the laws of any jurisdiction, or any such proceeding shall be instituted (by petition, application or otherwise) against Maker and shall remain undismissed for a period of sixty (60) days; or (d) unless Maker timely and properly elects to defer payment of the otherwise required amount in accordance with Section 1(b) above, Maker fails to make any payment due hereunder when due and does not cure such failure within ten (10) days after receiving written notice thereof from Holder.

4.    Default Remedies. Upon the occurrence of a Default, the entire unpaid Principal, together with accrued and unpaid Interest and Default Payment Interest, if any, shall be immediately due and payable without notice or demand, and all amounts then due hereunder shall bear interest at the rate equal to the lesser of fifteen percent (15%) per annum or the Highest Lawful Rate (as hereinafter defined). In addition, Maker agrees to pay all documented out-of-pocket costs of collection, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and expenses, in the event of a Default, whether or not a lawsuit is brought. No remedy made available by any provision hereof is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

5.    No Usury. Holder shall never be entitled to receive, collect, or apply as interest on amounts outstanding hereunder (for purposes of this section, the words “interest” and “Interest” shall be deemed to include any sums treated as interest under applicable law governing matters of usury and unlawful interest), any amount in excess of the Highest Lawful Rate, and in the event Holder is ever deemed to receive, collect, or apply as interest any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of the Principal and shall be treated hereunder as such. If the Principal is paid in full, any remaining excess shall be promptly paid to Maker, without interest. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, Maker and Holder shall, to the maximum extent permitted under applicable law: (i) characterize any non-Principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) spread the total amount of interest throughout the entire contemplated term hereof. For purposes hereof, the term “Highest Lawful Rate” shall mean the maximum rate of interest which Holder is allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

6.    Taxes. Maker agrees to promptly pay, indemnify and hold harmless Holder from all federal, state and local taxes of any kind (except for federal or Florida franchise or income taxes based on Holder’s net income) with respect to or resulting from the execution or delivery hereof or advances made pursuant hereto.

7.    Governing Law; Venue. This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of law principles. Maker and, by its acceptance hereof, Holder each (i) irrevocably consents to the exclusive jurisdiction of any state or federal court sitting in Broward County, Florida, in any litigation in connection with or to enforce this Promissory Note and (ii) irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation brought in any such court has been brought in an inconvenient forum.

8.    Miscellaneous.

(a)    Maker waives demand, presentment, protest, dishonor and notice of maturity, non-payment or protest and all other requirements to hold Maker liable. Maker shall raise no defense other than that payment has been made. Maker shall not raise any claims of set off in any action or proceeding.

(b)    If a payment of any amount hereunder, or any notice required hereunder, becomes due on a Saturday, Sunday or other legal holiday on which banks in the State of Florida are closed, then the due date shall be extended to the next succeeding business day.

(c)    If any provision hereof or portion thereof is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion thereof shall be deemed stricken and severed from this Promissory Note, and the remaining provisions and portions thereof shall continue in full force and effect.

(d)    This Promissory Note may not be transferred or assigned by Holder without the prior written consent of Maker, such consent not to be unreasonably withheld, delayed or conditioned.

(e)    This Promissory Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

(f)    A delay by Holder in exercising a right or remedy shall not constitute a waiver thereof. No waiver by Holder of any Default hereunder shall be deemed to constitute a waiver of any subsequent or other Default. No exercise of any right or remedy hereunder shall preclude the exercise of any other right or remedy which Holder may have in law or in equity to enforce the paying of this Promissory Note or the collection of the amounts owed hereunder.

(g)    The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Maker has duly executed this Promissory Note as of the day and year first above written.

BLUEGREEN VACATIONS HOLDING CORPORATION a Florida corporation

By:
Name:	Raymond S. Lopez
Title:	Chief Financial Officer

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